Exhibit 10.2

September 8, 2014

Peter Ho

15 Oxford Way

Greenville, DE 19807

Dear Peter:

It is my pleasure to extend to you this offer of employment with Epizyme, Inc. (the “Company”). On behalf of the Company, I am pleased to set forth below the terms of your employment with the Company:

1.	Employment. You will be employed to serve on a full-time basis as the Company’s Chief Development Officer, commencing on a date on or prior to September 11, 2014 as may be agreed by you and the Company. As Chief Development Officer, you will be responsible for such duties as are consistent with such position, plus such other duties as may from time to time be assigned to you by the Company. You shall report to the Chief Executive Officer (or such other person as may be designated by the Chief Executive Officer), and you agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

2.	Base Salary. Your base salary will be at the rate of $17,500 per semi-monthly pay period (which if annualized equals $420,000), less all applicable taxes and withholdings, to be paid in installments in accordance with the Company’s regular payroll practices. Such base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company.

3.	Discretionary Bonus. Following the end of each fiscal year and subject to the approval of the Company’s Board of Directors, you may be eligible for a retention and performance bonus, based on your performance and the Company’s performance during the applicable fiscal year, as determined by the Company in its sole discretion. Your target bonus is 35% of your annualized base salary. You must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company.

4.	Equity. Subject to Board approval, you will receive a stock option grant under the Company’s 2013 Stock Incentive Plan (the “Plan”) for the purchase of 150,000 shares of common stock of the Company at an exercise price per share equal to the fair market value of one share of Common Stock on the date of the grant as determined by the Company in its sole discretion. The stock option grant shall be subject to all terms and other provisions set forth in the Plan and in a separate stock option agreement, including the vesting schedule. The option will vest over a four-year period with the first quarter vesting on the first anniversary of the commencement of employment and the remaining three-fourths vesting monthly in 36 equal monthly installments following the first anniversary of the commencement of employment and until fully vested on the fourth anniversary of the grant date.

You may also be eligible for other grants of stock or stock options as determined by and in the sole discretion of the Board. Nothing in this section shall affect your status as an employee at will, as set for below.

5.	Relocation. You will also receive an additional one-time payment of $200,000 for relocation expenses on the first payroll after your start date, less all applicable taxes and withholdings. If you resign from the Company for any reason, no reason or are terminated by the Company for Cause within one year of the start date, you will be responsible to repay 100% of the relocation one-time payment ($200,000). If you resign from the Company for any reason, no reason or are terminated by the Company for Cause after one year of the start date, but before three years from your start date (months 13-36), you will be responsible to repay a pro-rata monthly portion, of $133,334. We will provide temporary housing for you for a period of up to 6 months, airfare and hotel for your travel to and from the office between your start date and your actual move into temporary housing in order to facilitate your relocation to the Cambridge area. Taxes associated with travel, hotel, and temporary housing benefit will be paid on your behalf by Epizyme. If you resign from the Company for any reason, no reason or are terminated by the Company for Cause within one year of the start date, you will be responsible to repay 100% of travel, hotel, and temporary housing benefits. Any amounts owed under this Section 5 as a result of you leaving the Company shall be repaid within 60 days of the date you cease to be an employee of the Company, and the Company shall have the right to offset such amounts against any amounts it owes you under this letter, the Company’s Executive Severance and Change in Control Plan or otherwise.

6.	Benefits. You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs. Benefits are subject to change at any time in the Company’s sole discretion.

7.

Vacation. You will be eligible for a maximum of three (3) weeks of paid vacation per calendar year to be taken at such times as may be approved in advance by the Company. The number of vacation days for which you are eligible shall accrue at the rate of 1.25 days per month that you are employed during such calendar year. Your accrual and use of vacation time will be pursuant to Company policy, as established and as may be modified in the sole discretion of the Company from time to time.

8.	Invention, Non-Disclosure, Non-Competition and Non-Solicitation Obligations. In exchange for your employment with the Company pursuant to the terms and conditions herein, you hereby acknowledge and affirm your obligations set forth in the enclosed Employee Confidentiality and Invention of Assignments Agreement to be executed for the benefit of the Company, which obligations remain in full force and effect, and agree to execute and adhere to the obligations set forth in the enclosed Non-Competition and Non-Solicitation Agreement, each of which is a condition to your employment with the Company.

9.	At-Will Employment. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as otherwise explicitly set forth herein. This letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment.

10.	Severance Benefits. In recognition of your position with and value to the Company, and to provide you with assurance in the event of certain employment terminations, you have been selected to participate in the Company’s Executive Severance and Change in Control Plan, a copy of which is enclosed with this letter.

If this letter correctly sets forth the terms under which you will be employed by the Company, please sign and return to me, no later than September 10, 2014, the enclosed duplicate of this letter and the Non-Competition and Non-Solicitation Agreement.

Sincerely,

By:	/s/ Robert J. Gould
Robert J. Gould Chief Executive Officer

The foregoing correctly sets forth the terms of my at-will employment with Epizyme, Inc. I am not relying on any representations other than those set forth above.

/s/ Peter Ho	/s/ Sept. 10, 2014
Peter Ho	Date